As filed with the Securities and Exchange Commission on February 28, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dividend Capital Diversified Property Fund Inc.

(Exact name of registrant as specified in its charter)

Maryland	30-0309068
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

Dividend Capital Diversified Property Fund Inc. Amended and Restated Equity Incentive Plan

(Full title of the plan)

Jeffrey L. Johnson

Chief Executive Officer

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Telephone (303) 228-2200

(Name, address, and telephone number, including area code, of agent for service)

copies to:

Robert H. Bergdolt, Esq. Christopher R. Stambaugh, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 (919) 786-2000	Joshua J. Widoff, Esq. Dividend Capital Diversified Property Fund Inc. 518 Seventeenth Street, 17th Floor Denver, Colorado 80202 (303) 228-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Unclassified (“Class E”) Common Stock, $0.01 par value per share	90,000 shares	$11.00	$990,000.00	$128.00
Class I Common Stock, $0.01 par value per share	1,910,000 shares	$6.95	$13,274,500.00	$1,710.00

(1)	A total of 2,000,000 shares of unclassified (or “Class E”), Class A, Class W or Class I shares of common stock, each with par value $0.01 per share, of Dividend Capital Diversified Property Fund Inc. (the “Registrant”) have been authorized and reserved for issuance under the Dividend Capital Diversified Property Fund Inc. Amended and Restated Equity Incentive Plan (the “Plan”). As of February 28, 2014, options to purchase 90,000 shares of Class E common stock have been issued privately under the Plan pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). Such options are fully vested.
(2)	Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement shall also cover any additional shares of common stock of the Registrant that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of outstanding shares of common stock of the Registrant.
(3)	The proposed maximum offering price per share was estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(h) promulgated under the Securities Act. With respect to the 90,000 Class E shares, the proposed maximum offering price per share is the price at which the outstanding options to purchase 90,000 shares of Class E shares may be exercised. With respect to the 1,910,000 Class I shares, the proposed maximum offering price per share is the net asset value per share calculated in accordance with the Registrant’s valuation policies as of February 27, 2014, the latest practicable date prior to the date of filing this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Dividend Capital Diversified Property Fund Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above;

(c)	The description of the Registrant’s Class I common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-52596) filed with the Commission on April 30, 2013, including any amendment or report filed for the purpose of updating such description; and

(d)	The description of the Registrant’s unclassified shares of common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-52596) filed with the Commission on April 30, 2007, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Pursuant to Maryland corporate law and the Registrant’s charter, the Registrant is required to indemnify and hold harmless a present or former director, officer, Dividend Capital Total Advisors LLC (the “Advisor”), or Advisor’s affiliate and may indemnify and hold harmless a present or former employee or agent of the Registrant (the “Indemnitees”) against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Registrant while a director, officer, Advisor, Advisor’s affiliate, employee or agent and in such capacity, provided that the Indemnitee, if a director, the Advisor or an Advisor’s affiliate, has determined, in good faith, that the act or omission which caused the loss or liability was in the best interests of the Registrant. In addition, the Registrant will not indemnify the Indemnitee for any loss or liability suffered by the Indemnitee or hold the Indemnitee harmless for any loss or liability suffered by the Registrant if: (i) the loss or liability was the result of negligence or misconduct if the Indemnitee is an interested director, the Advisor, or an Advisor’s affiliate, (ii) the loss or liability was the result of gross negligence or willful misconduct if the Indemnitee is an independent director, (iii) the act or omission was material to the loss or liability and was committed in bad faith or was the result of active and deliberate dishonesty, (iv) the Indemnitee actually received an improper personal benefit in money, property, or services, (v) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful, or (vi) in a proceeding by or in the right of the Registrant, the Indemnitee shall have been adjudged to be liable to the Registrant. In addition, the Registrant will not provide indemnification to a director, the Advisor or an Advisor’s affiliate for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving the alleged securities law violation as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request of indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which securities of the Registrant were offered or sold as to indemnification for violation of securities laws. Pursuant to its charter, the Registrant is required to pay or reimburse reasonable expenses incurred by a present or former director, officer, Advisor or Advisor’s affiliate and may pay or reimburse reasonable expenses incurred by any other Indemnitee in advance of final disposition of a proceeding if the following are satisfied: (i) the Indemnitee was made a party to the proceeding by reason of his service as a director, officer, Advisor, Advisor’s affiliate, employee or agent of the Registrant, (ii) the Indemnitee provides the Registrant with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant as authorized by the charter, (iii) the Indemnitee provides the Registrant with a written agreement to repay the amount paid or reimbursed by the Registrant, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct, and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Registrant acting in his capacity as such, a court of competent jurisdiction approves such advancement.

Any indemnification may be paid only out of Net Assets of the Registrant (as defined in its charter), and no portion may be recoverable from the stockholders.

The Registrant has entered into indemnification agreements with each of the Registrant’s independent directors and executive officers. The Indemnification agreements require, among other things, that, subject to certain limitations, the Registrant indemnify its independent directors and executive officers and advance to the independent directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, the Registrant must indemnify and advance all expenses incurred by its independent directors and executive officers seeking to enforce their rights under the indemnification agreements. The Registrant also covers officers and directors under the Registrant’s directors’ and officers’ liability insurance.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Statement regarding transfer restrictions, preferences, limitations and rights of holders of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates), incorporated by reference to Exhibit 4.5 to Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form S-11 (File No. 333-175989), filed April 15, 2013

5.1*	Opinion of DLA Piper LLP (US)

23.1*	Consent of KPMG LLP

23.3*	Consent of DLA Piper LLP (US) (contained in its opinion filed as Exhibit 5.1)

24.1*	Power of Attorney of certain signatories (incorporated by reference to the signature page to this Registration Statement on Form S-8)

99.1*	Dividend Capital Diversified Property Fund Inc. Amended and Restated Equity Incentive Plan, dated as of December 5, 2013

99.2*	Consent of Altus Group U.S., Inc.

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 28, 2014.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

By:	/s/ Jeffrey L. Johnson
Jeffrey L. Johnson, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Dividend Capital Diversified Property Fund Inc., a Maryland corporation, which is filing a registration statement on Form S-8 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 hereby constitutes and appoints M. Kirk Scott and Joshua J. Widoff, and each of them, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Richard D. Kincaid	Chairman of the Board and Director	February 28, 2014
Richard D. Kincaid

/s/ John A. Blumberg	Director	February 28, 2014
John A. Blumberg

/s/ Charles B. Duke	Director	February 28, 2014
Charles B. Duke

/s/ Daniel J. Sullivan	Director	February 28, 2014
Daniel J. Sullivan

/s/ John P. Woodberry	Director	February 28, 2014
John P. Woodberry

/s/ Jeffrey L. Johnson	Chief Executive Officer (principal executive officer)	February 28, 2014
Jeffrey L. Johnson

/s/ M. Kirk Scott	Chief Financial Officer and Treasurer	February 28, 2014
M. Kirk Scott	(principal financial officer and principal accounting officer)

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Statement regarding transfer restrictions, preferences, limitations and rights of holders of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates), incorporated by reference to Exhibit 4.5 to Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form S-11 (File No. 333-175989), filed April 15, 2013

5.1*	Opinion of DLA Piper LLP (US)

23.1*	Consent of KPMG LLP

23.3*	Consent of DLA Piper LLP (US) (contained in its opinion filed as Exhibit 5.1)

24.1*	Power of Attorney of certain signatories (incorporated by reference to the signature page to this Registration Statement on Form S-8)

99.1*	Dividend Capital Diversified Property Fund Inc. Amended and Restated Equity Incentive Plan, dated as of December 5, 2013

99.2*	Consent of Altus Group U.S., Inc.

*	Filed herewith.